Exhibit 2.6

DESCRIPTION OF SECURITIES

For the complete terms of our capital stock, please refer to our restated articles of incorporation, as amended, and our fourth amended and restated bylaws, which are filed as exhibits to the annual report of which this exhibit forms a part. The Business Corporations Act (“BCA”) of the Republic of the Marshall Islands may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.

Capitalized terms used but not defined herein have the meanings given to them in the annual report of which this exhibit forms a part.

Purpose

Our purpose, as stated in our restated articles of incorporation, as amended, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our restated articles of incorporation, as amended, and fourth amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share and 25,000,000 registered preferred shares with par value of $0.0001, of which 20,000 shares are designated as Series B Preferred Shares. As of December 31, 2025, 21,114,098 common shares were issued and outstanding and as of March 27, 2026, 21,668,198 common shares were issued and outstanding. As of December 31, 2025 and March 27, 2026, 20,000 Series B Shares were issued and outstanding. Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares.

Description of Common Shares

Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution.  Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we have issued or may issue in the future.  Our common shares are not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future.

We are not aware of any limitations on the rights to own our common shares, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common shares, imposed by foreign law or by our restated articles of incorporation, as amended, or fourth amended and restated bylaws.

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of stockholders.  Amendments to our amended and restated articles of incorporation, as amended, generally require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote. Amendments to our fourth amended and restated bylaws generally require the affirmative vote of a majority of our entire board of directors or the affirmative vote of a majority of votes cast at a meeting of shareholders. Unless otherwise required by law, our restated articles of incorporation, as amended, or fourth amended and restated bylaws, at any annual or special general meeting of shareholders where there is a quorum, the affirmative vote of a majority of the votes cast by holders of shares of stock represented at the meeting shall be the act of the shareholders. At all meetings of shareholders except otherwise expressly provided by law, there must be present in person or proxy shareholders of record holding at least one third of the shares issued and outstanding and entitled to vote at such meeting in order to constitute a quorum but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

Description of Preferred Stock Purchase Rights

On July 2, 2021, our board of directors declared a dividend of one preferred share purchase right (a “Right”) for each of our outstanding common shares and adopted a shareholder rights plan, as set forth in the Shareholders Rights Agreement dated as of July 2, 2021 (the “Original Rights Agreement”), by and between us and Continental Stock Transfer & Trust Company, as rights agent. The dividend was paid on July 19, 2021 to the shareholders of record on July 19, 2021.

On December 13, 2023, the Company’s board of directors approved an amended and restated Shareholders Rights Agreement (the “Rights Agreement”) which, among other things, amends the Original Rights Agreement to extend the expiration date of the Rights to December 14, 2026.

On March 30, 2026, the Company’s special independent committee of the board of directors approved an amendment to the Rights Agreement which, among other things, amends the Rights Agreement to extend the expiration date of the Rights to March 31, 2029.

Our board of directors has adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 10% (15% in the case of a passive institutional investor) or more of the outstanding common shares without the approval of the board of directors. The Rights Agreement should not interfere with any merger or other business combination approved by the board of directors.

The summary description of Rights Agreement and the related Rights in this section is not complete and is qualified in all respects by the terms of the Rights Agreement, filed as an exhibit hereto, and of the Certificate of Designations of Series A Participating Preferred Stock, which is filed as an exhibit to our current report on Form 6-K filed on July 2, 2021.

The Rights

The Rights initially trade with, and are inseparable from, our common shares. The Rights are evidenced only by the certificates or book-entry notations that represent our common shares. New Rights accompany any new common shares we issue or have issued after July 19, 2021, until the Distribution Date described below.

Exercise Price

Each Right will allow its holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Shares (a “Preferred Share”) for $30.00 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability

The Rights will not be exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our outstanding common shares, subject to specified exceptions.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended—are treated as beneficial ownership of the number of shares of our common shares equivalent to the economic exposure created by the derivative position, to the extent actual shares of our common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

For persons who, prior to the time of public announcement of the Original Rights Agreement, beneficially own 10% (15% in the case of a passive institutional investor) or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations. In addition, a person shall not become an Acquiring Person upon becoming the beneficial owner of additional common shares if this does not have the effect of increasing the aggregate voting power of all securities of ours beneficially owned by such person.

The date when the Rights become exercisable is the “Distribution Date.” Until that date, the common shares certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of common shares will constitute a transfer of Rights. After that date, the Rights will separate from the common shares and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Preferred Share Provisions

Each one one-thousandth of a Preferred Share, if issued, will, among other things:

•	not be redeemable;

•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

•	The value of one one-thousandth interest in a Preferred Share should approximate the value of one common share.

Consequences of a Person or Group Becoming an Acquiring Person

•
Flip In. If an Acquiring Person obtains beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares (or, in certain circumstances, cash, property or other securities of ours) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

•
Flip Over. If, after an Acquiring Person obtains 10% (15% in the case of a passive institutional investor) or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption

The board of directors may redeem the Rights for $0.0001 per Right under certain circumstances. If the board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.0001 per Right, payable, at the option of the Company, in cash, common shares or such other form of consideration as the board of directors shall determine. The redemption price will be adjusted if the Company has a stock dividend or a stock split.

Exchange

After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common shares, the board of directors may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Expiration

The Rights expire on the earliest of (i) March 31, 2029; or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions

The board of directors may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights for so long as the Rights are redeemable. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Description of Series B Preferred Shares

The following description of the characteristics of the Series B Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation attached as an exhibit to the annual report of which this exhibit forms a part.

Voting.  To the fullest extent permitted by law, each Series B Preferred Share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of our shareholders, provided however, that no holder of Series B Preferred Shares may exercise voting rights pursuant to Series B Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B Preferred Shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of our shareholders. To the fullest extent permitted by law, the holder of Series B Preferred Shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Conversion. The Series B Preferred Shares are not convertible into common shares or any other security.

Redemption.  The Series B Preferred Shares are not redeemable.

Dividends. The Series B Preferred Shares have no dividend rights.

Transferability. All issued and outstanding Series B Preferred Shares must be held of record by one holder, and the Series B Preferred Shares shall not be transferred or sold without the prior approval of our board of directors.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares will rank pari-passu with the common shareholders and shall be entitled to receive a payment equal to the par value of $0.0001 per share. The holder of Series B Preferred Shares has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Shareholder Meetings

Under our fourth amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board of directors, a majority of the entire board of directors, or the chief executive officer. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our restated articles of incorporation, as amended, and fourth amended and restated bylaws do not provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our restated articles of incorporation, as amended, provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal

Our fourth amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The entire board of directors or any individual director may be removed, with cause, by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. No director may be removed without cause by either the stockholders or the board of directors. Except as otherwise provided by applicable law, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the board of directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a director of the corporation. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Forum Selection

Our fourth amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for (i) any shareholders’ derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA (as amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our fourth amended and restated bylaws to be inapplicable or unenforceable in such action. In particular, Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Shareholders’ derivative actions, including those arising under the Exchange Act or Securities Act, are subject to our forum selection provision. To the extent that the exclusive forum provision would apply to restrict the courts in which our shareholders may bring claims arising under the Exchange Act or the Securities Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations. Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our fourth amended and restated bylaws. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. For more information regarding the risks connected to the forum selection provisions in our fourth amended and restated bylaws, see “Risk Factors—We may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.”

Indemnification of Officers and Directors

Our fourth amended and restated bylaws provide that we must indemnify our directors, officers, employees and agents, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We are also required to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and we may carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The indemnification provisions in our fourth amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, an investment in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Anti-takeover Provisions of our Charter Documents

Several provisions of our restated articles of incorporation, as amended, our fourth amended and restated bylaws and our Series B Shares may have anti-takeover effects. In addition, we have entered into the Rights Agreement, pursuant to which our board of directors may cause the substantial dilution of any person that attempts to acquire us without the approval of our board of directors. These provisions of our organizational documents and the Rights Agreement are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, including those summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our restated articles of incorporation, as amended, provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our restated articles of incorporation, as amended, prohibit cumulative voting in the election of directors. Our fourth amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our fourth amended and restated bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our fourth amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Limited Actions by Shareholders

Our fourth amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our fourth amended and restated bylaws provide that the chairman of the board of directors, a majority of the board of directors, or the chief executive officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock

Under the terms of our restated articles of incorporation, as amended, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Transfer Agent

The registrar and transfer agent for our common shares and warrants is Continental Stock Transfer & Trust Company.

Listing

Our common shares (including the Rights) trade on the Nasdaq Capital Market under the symbols “SHIP”.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our restated articles of incorporation, as amended, fourth amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Marshall Islands	Delaware

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member. If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.
The board of directors must consist of at least one member.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all assets, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of $50,000 or less.